Exhibit 99.1

BitNile Holdings Announces $4 Million from XBTO for Bitcoin Miner Financing With an Additional $4 Million Expected to Close by the End of June 2022

LAS VEGAS--(BUSINESS WIRE) – June 13, 2022 -- BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), announced that earlier this month, the Company received $4 million from a 12.5% note and loan agreement (the “Note”) with XBTO Trading, LLC (“XBTO”), an institutional finance company. The Note provides the Company the option to request additional financing of its Bitcoin miners and the Company expects it will close an additional $4 million of equipment financing from XBTO by the end of June 2022. The Note is secured by Bitcoin and Bitcoin miners.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “We are pleased to have achieved the milestone of engaging with a strategic partner to partially finance our ambitious schedule of growth and expansion of our Bitcoin mining operations.”

Philippe Bekhazi, XBTO’s Chief Executive Officer, stated, “XBTO is very pleased to be financing great mining teams like BitNile and hope to continue to support the Bitcoin ecosystem through good and challenging times.”

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235